AGREEMENT OF SECOND EXTENSION IN RELATION TO THE CONDITION PRECEDENT IN CLAUSE 2.1.2 OF THE SALE AGREEMENT

1.
We, the undersigned, refer to the written sale agreement entered into between AngloGold Ashanti Limited (Registration No:1944/017354/06) (“AngloGold”), Harmony Gold Mining Company Limited (Registration No: 1950/038232/06) and Harmony Moab Khotsong Operations Proprietary Limited (previously known as Coreland Property Investment Company Proprietary Limited) (Registration No: 2006/039120/07) (“Harmony Moab Khotsong”), on or about 18 October 2017 (the “Sale Agreement”).

2.	All capitalised terms used in this agreement of extension shall, unless the context indicates otherwise, have the meanings attributed thereto in the Sale Agreement.

3.
In terms of clause 2.8 of the Sale Agreement, the time period stipulated for the fulfilment of the Condition Precedent in clause 2.1.2 of the Sale Agreement may be extended by agreement in writing between AngloGold and Harmony Moab Khotsong on or before the date as stipulated in clause 2.1.2 of the Sale Agreement.

4.
On or about 12 January 2018, AngloGold and Harmony Moab Khotsong agreed to extend the time period set out in the Condition Precedent in clause 2.1.2 of the Sale Agreement from “by no later than 15 January 2018” to “by no later than 7 February 2018”.

5.
AngloGold and Harmony Moab Khotsong hereby agree to further extend the time period set out in the Condition Precedent in clause 2.1.2 of the Sale Agreement from “by no later than 7 February 2018” to “by no later than 19 February 2018”.

6.
The Parties hereby agree that, from the date of signature of this second extension until such date as AngloGold notifies the other Parties in writing, none of the Parties shall be required to comply with any of their obligations contained in clauses 2.2 and 5.1 of the Sale Agreement if and to the extent (and only if and to the extent) that such obligations relate solely to clause 2.1.2 of the Sale Agreement.

7.
This agreement of second extension may be executed in one or more counterparts, all of which taken together shall constitute one and the same agreement as at the date of signature of the party that signs its counterpart last in time.

SIGNED by the parties on the following dates and at the following places respectively:

For:	ANGLOGOLD ASHANTI LIMITED

Signature:	/s/ CE Carter
who warrants that he / she is duly authorised thereto

Name:	CE Carter

Date:	February 6, 2018

Place:	Denver

For:	HARMONY MOAB KHOTSONG OPERATIONS PROPRIETARY LIMITED

Signature:	/s/ Velile Phillip Tobias
who warrants that he / she is duly authorised thereto

Name:	Velile Phillip Tobias

Date:	February 7, 2018

Place:	Cape Town

For:	HARMONY MOAB KHOTSONG OPERATIONS PROPRIETARY LIMITED

Signature:	/s/ Herman Perry
who warrants that he / she is duly authorised thereto

Name:	Herman Perry

Date:	February 7, 2018

Place:	Cape Town

For:	HARMONY GOLD MINING COMPANY LIMITED

Signature:	/s/ Peter William Steenkamp
who warrants that he / she is duly authorised thereto

Name:	Peter William Steenkamp

Date:	February 7, 2018

Place:	Randfontein

For:	HARMONY GOLD MINING COMPANY LIMITED

Signature:	/s/ Frank Abbott
who warrants that he / she is duly authorised thereto

Name:	Frank Abbott

Date:	February 7, 2018

Place:	Randfontein